Exhibit 99.1

Investcorp Credit Management BDC, Inc. Announces Financial Results for the Quarter Ended June 30, 2022, and Quarterly Distribution

Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB) (“ICMB” or the “Company”) announced its financial results today for its fiscal fourth quarter ended June 30, 2022.

HIGHLIGHTS

•

On August 25, 2022, the Company’s Board of Directors (the “Board”) declared a distribution of $0.15 per share for the quarter ending September 30, 2022, payable in cash on October 14, 2022, to stockholders of record as of September 23, 2022.

•

During the quarter, ICMB made investments in three new portfolio companies and one existing portfolio company. These investments totaled $28.7 million, at cost. The weighted average yield (at origination) of debt investments made in the quarter was 10.41%.

•	ICMB fully realized four portfolio companies during the quarter, totaling $29.7 million in proceeds. The internal rate of return on these investments was 23.74%.

•	During the quarter, the Company had net advances of $0.9 million on its existing delayed draw and revolving credit commitments to portfolio companies.

•	The weighted average yield on debt investments, at cost, for the quarter ended June 30, 2022 was 10.01%, compared to 8.14% for the quarter ended March 31, 2022.

•	Net asset value decreased $0.43 per share to $6.50, compared to $6.93 as of March 31, 2022. Net assets decreased by $6.2 million, or 6.26%, during the quarter ended June 30, 2022.

Portfolio results, as of and for the three months ended June 30, 2022:

Total assets	$246.4mm
Investment portfolio, at fair value	$233.7mm
Net assets	$93.5mm
Weighted average yield on debt investments, at cost (1)	10.01%
Net asset value per share	$6.50
Portfolio activity in the current quarter:
Number of new investments	3
Total capital invested	$28.7mm
Proceeds from repayments, sales, and amortization	$33.8mm
Number of portfolio companies, end of period	35
Net investment income (NII)	$2.5mm
Net investment income per share	$0.17
Net decrease in net assets from operations	$4.1mm
Net decrease in net assets from operations per share	$0.28
Quarterly per share distribution paid on July 8, 2022	$0.15

(1)

Represents weighted average yield on total debt investments for the three months ended June 30, 2022. Weighted average yield on total debt investments is the annualized rate of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period. The weighted average yield on total debt investments reflected above does not represent actual investment returns to the Company’s stockholders.

Mr. Michael C. Mauer, the Company’s Chief Executive Officer, said “We continue to invest in what we believe to be high-quality transactions with strong protections for our capital, despite the volatility of the broader market. While our NAV declined due to volatility in market spreads and equity valuation levels, we expect a recovery as loan spreads tighten and the equity market recovers from the summer lows. Our portfolio is diversified and invested with the goal of downside protection, including in a recessionary environment.”

The Company’s dividend framework provides a quarterly base dividend and may be supplemented, at the discretion of the Board, by additional dividends as determined to be available by the Company’s net investment income and performance during the quarter.

On August 25, 2022, the Board declared a distribution of $0.15 per share for the quarter ending September 30, 2022, payable in cash on October 14, 2022, to stockholders of record as of September 23, 2022.

This distribution represents a 14.15% yield on the Company’s $4.24 share price as of market close on June 30, 2022. Distributions may include net investment income, capital gains and/or return of capital, however, the Company does not expect the dividend for the quarter ending June 30, 2022, to be comprised of a return of capital. The Company’s investment adviser monitors available taxable earnings, including net investment income and realized capital gains, to determine if a return of capital may occur for the year. The Company estimates the source of its distributions as required by Section 19(a) of the Investment Company Act of 1940 to determine whether payment of dividends are expected to be paid from any other source other than net investment income accrued for the current period or certain cumulative periods, but the Company will not be able to determine whether any specific distribution will be treated as taxable earnings or as a return of capital until after at the end of the taxable year.

Portfolio and Investment Activities

During the quarter, the Company made investments in three new portfolio companies and one existing portfolio company. The aggregate capital invested during the quarter totaled $28.7 million, at cost, and the debt investments were made at a weighted average yield of 10.41%.

The Company received proceeds of $33.8 million from repayments, sales and amortization during the quarter, primarily related to the realizations of Adaptive Spectrum and Signal Alignment, GS Operating, LLC, Klein Hersh, LLC, and Patriot MMG Buyer, Inc.

During the quarter, the Company had net advances of $0.9 million on its existing delayed draw and revolving credit commitments to portfolio companies.

The Company’s net realized, and unrealized gains and losses accounted for a decrease in the Company’s net investments of $6.6 million, or $0.46 per share. The total net decrease in net assets resulting from operations for the quarter was $4.1 million, or $0.28 per share.

As of June 30, 2022, the Company’s investment portfolio consisted of investments in 35 portfolio companies, of which 91.9% were first lien investments and 8.1% were equity, warrants, and other investments. The Company’s debt portfolio consisted of 99.6% floating rate investments and 0.4% fixed rate investments.

The Company continues to assess the impact of the COVID-19 pandemic on its portfolio companies and will continue to closely monitor its portfolio companies throughout this period, including assessing portfolio companies’ operational and liquidity exposure and outlook. For additional information about the COVID-19 pandemic and its potential impact on the Company’s results of operations and financial condition, please refer to the disclosure in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2022 to be filed with the Securities and Exchange Commission.

Capital Resources

As of June 30, 2022, the Company had $9.2 million in cash, of which $6.6 million was restricted cash, and $31.0 million unused capacity under its revolving credit facility with Capital One, N.A.

Subsequent Events

Subsequent to June 30, 2022 and through September 2, 2022, the Company invested a total of $19.6 million, which included investments in four new portfolio companies and received $9.4 million in repayments. As of September 2, 2022, the Company had investments in 38 portfolio companies.

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Assets and Liabilities

	June 30, 2022	June 30, 2021
Assets
Non-controlled, non-affiliated investments, at fair value (amortized cost of $254,172,763 and $268,225,819, respectively)	$223,037,183	$234,559,549
Affiliated investments, at fair value (amortized cost of $23,395,242 and $29,571,937, respectively)	10,646,803	11,296,071

Total investments, at fair value (amortized cost of $277,568,005 and $297,797,756, respectively)	$233,683,986	$245,855,620
Cash	2,550,021	5,845,249
Cash, restricted	6,605,056	6,759,954
Receivable for investments sold	835,043	5,875,293
Interest receivable	2,298,443	2,501,591
Payment-in-kind interest receivable	2,137	41,747
Other receivables	—	427,208
Prepaid expenses and other assets	410,401	376,197

Total Assets	$246,385,087	$267,682,859

Liabilities
Notes payable:
Term loan	$—	$102,000,000
Revolving credit facility	84,000,000	—
2026 Notes payable	65,000,000	65,000,000
Deferred debt issuance costs	(1,913,889)	(1,235,000)
Unamortized discount	(266,663)	(337,773)

Notes payable, net	146,819,448	165,427,227
Payable for investments purchased	246,984	—
Dividend payable	2,157,872	2,088,265
Income-based incentive fees payable	182,095	647,885
Base management fees payable	1,054,063	1,070,580
Interest payable	1,574,356	949,360
Directors’ fees payable	20,780	28,859
Accrued expenses and other liabilities	820,097	1,114,834

Total Liabilities	152,875,695	171,327,010
Net Assets
Common stock, par value $0.001 per share (100,000,000 shares authorized, 14,385,810 and 13,921,767 shares issued and outstanding, respectively)	14,386	13,922
Additional paid-in capital	203,590,126	200,657,892
Distributable earnings (loss)	(110,095,120)	(104,315,965)

Total Net Assets	93,509,392	96,355,849

Total Liabilities and Net Assets	$246,385,087	$267,682,859

Net Asset Value Per Share	$6.50	$6.92

See notes to consolidated financial statements.

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the years ended June 30,
	2022	2021	2020
Investment Income:
Interest income
Non-controlled, non-affiliated investments	$22,641,798	$22,716,304	$28,485,264
Affiliated investments	29,813	97,293	—

Total interest income	22,671,611	22,813,597	28,485,264
Payment in-kind interest income
Non-controlled, non-affiliated investments	473,609	2,334,246	1,959,679
Affiliated investments	120,533	155,780	2,669,354

Total payment-in-kind interest income	594,142	2,490,026	4,629,033
Dividend income	296,126	—	—
Other fee income
Non-controlled, non-affiliated investments	868,727	1,383,850	1,346,307
Affiliated investments	759	1,502	—

Total other fee income	869,486	1,385,352	1,346,307

Total investment income	24,431,365	26,688,975	34,460,604
Expenses:
Interest expense	6,633,587	7,359,079	9,535,751
Base management fees	4,594,588	4,716,233	5,385,814
Income-based incentive fees	(348,670)	—	832,472
Provision for tax expense	270,618	268,992	144,709
Professional fees	1,302,513	1,514,186	1,530,314
Allocation of administrative costs from Adviser	1,247,205	1,397,069	1,402,422
Amortization of deferred debt issuance costs	621,111	1,107,497	135,262
Amortization of original issue discount – 2026 Notes	71,110	17,777	—
Insurance expense	512,347	454,324	375,753
Directors’ fees	302,500	312,500	270,000
Custodian and administrator fees	334,214	333,168	373,034
Offering expense	—	—	433,089
Other expenses	446,330	473,385	483,488

Total expenses	15,987,453	17,954,210	20,902,108
Waiver of base management fees	(480,032)	(366,951)	(269,815)
Waiver of income-based incentive fees	—	—	(336,971)

Net expenses	15,507,421	17,587,259	20,295,322

Net investment income	8,923,944	9,101,716	14,165,282
Net realized and unrealized gain/(loss) on investments:
Net realized gain (loss) from investments
Non-controlled, non-affiliated investments	(6,198,762)	(5,776,334)	(7,632,194)
Affiliated investments	(8,196,669)	—	—

Net realized loss from investments	(14,395,431)	(5,776,334)	(7,632,194)
Net change in unrealized appreciation (depreciation) in value of investments
Non-controlled, non-affiliated investments	2,898,538	525,501	(23,533,655)
Affiliated investments	5,159,579	(6,164,708)	(7,655,908)

Net change in unrealized appreciation (depreciation) on investments	8,058,117	(5,639,207)	(31,189,563)

Total realized gain (loss) and change in unrealized appreciation (depreciation) on investments	(6,337,314)	(11,415,541)	(38,821,757)

Net increase (decrease) in net assets resulting from operations	$2,586,630	$(2,313,825)	$(24,656,475)

Basic and diluted:
Net investment income per share	$0.62	$0.65	$1.03
Earnings per share	$0.18	$(0.17)	$(1.79)
Weighted average shares of common stock outstanding	14,304,641	13,908,612	13,741,743
Distributions paid per common share	$0.60	$0.69	$0.93

See notes to consolidated financial statements.

About Investcorp Credit Management BDC, Inc.

The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through debt and related equity investments by targeting investment opportunities with favorable risk-adjusted returns. The Company seeks to invest primarily in middle-market companies that have annual revenues of at least $50mm and earnings before interest, taxes, depreciation, and amortization of at least $15mm. The Company’s investment activities are managed by its investment adviser, CM Investment Partners LLC. To learn more about Investcorp Credit Management BDC, Inc., please visit www.icmbdc.com.

Forward-Looking Statements

Statements included in this press release and made on the earnings call for the quarter ended June 30, 2022, may contain “forward-looking statements,” which relate to future performance, operating results, events and/or financial condition. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Any forward-looking statements, including statements other than statements of historical facts, included in this press release or made on the earnings call are based upon current expectations, are inherently uncertain, and involve a number of assumptions and substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control.

Investors are cautioned not to place undue reliance on these forward-looking statements. Any such statements are likely to be affected by other unknowable future events and conditions, which the Company may or may not have considered, including, without limitation, the impact of the COVID-19 pandemic, changes in base interest rates and the effects of significant market volatility on our business, our portfolio companies, our industry and the global economy. Accordingly, such statements cannot be guarantees or assurances of any aspect of future performance or events. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors and risks. More information on these risks and other potential factors that could affect actual events and the Company’s performance and financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the earnings call, is or will be included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts

Investcorp Credit Management BDC, Inc.

Investor Relations

Email: icmbinvestorrelations@investcorp.com

Phone: (646) 690-5034